As filed with the Securities and Exchange Commission on May 20, 2021

Registration No. 333-181483

Registration No. 333-181483-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENTS

NO. 333-181483 and NO. 333-181483-01

UNDER

THE SECURITIES ACT OF 1933

BOSTON PROPERTIES, INC.

and

BOSTON PROPERTIES LIMITED PARTNERSHIP

(Exact Name of Registrants as Specified in its Charter)

Delaware Delaware	04-2473675 04-3372948
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199

(Address of Principal Executive Offices) (Zip Code)

BOSTON PROPERTIES, INC. 2012 STOCK OPTION AND INCENTIVE PLAN

BOSTON PROPERTIES, INC. 2021 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Owen D. Thomas, Chief Executive Officer

Boston Properties, Inc.

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199

(617) 236-3300

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Gilbert G. Menna Ettore A. Santucci Daniel P. Adams Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Eric G. Kevorkian, Esq. Senior Vice President, Senior Corporate Counsel Boston Properties, Inc. Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199 (617) 236-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Boston Properties, Inc.:

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

Boston Properties Limited Partnership:

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Boston Properties, Inc.  ☐

Boston Properties Limited Partnership  ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 of Boston Properties, Inc. and Boston Properties Limited Partnership (together, the “Prior Registration Statements”):

•	Boston Properties, Inc.’s Registration Statement on Form S-8 (File No. 333-181483), as filed with the Securities and Exchange Commission (the “SEC”) on May 17, 2012; and

•	Boston Properties Limited Partnership’s Registration Statement on Form S-8 (File No. 333-181483-01), as filed with the SEC on May 17, 2012.

The Prior Registration Statements registered shares of Boston Properties, Inc.’s common stock, par value $0.01 per share (“Common Stock”), and LTIP Units (as defined in the agreement of limited partnership of Boston Properties Limited Partnership) of Boston Properties Limited Partnership to be issued pursuant to the Boston Properties, Inc. 2012 Stock Option and Incentive Plan (the “2012 Plan”).

On March 18, 2021, the Board of Directors of Boston Properties, Inc. approved the Boston Properties, Inc. 2021 Stock Incentive Plan (the “2021 Plan”), subject to stockholder approval. On May 20, 2021, the stockholders of Boston Properties, Inc. approved the 2021 Plan and, in connection with the effectiveness of the 2021 Plan, no further awards will be made under the 2012 Plan. As of May 20, 2021, there were 3,673,884 shares of Common Stock that were authorized to be awarded by Boston Properties, Inc. under the 2012 Plan but that, as of May 20, 2021, were not issued or subject to outstanding awards granted under the 2012 Plan. Accordingly, as a result of the approval of the 2021 Plan, these 3,673,884 shares of Common Stock are no longer available for new awards under the 2012 Plan and will instead be available for new awards under the 2021 Plan (the “Unissued Prior Plan Shares”). Under the terms of the 2021 Plan, Boston Properties, Inc. may issue up to 5,388,022 shares of Common Stock, which includes the Unissued Prior Plan Shares and excludes the 11,978 shares of Common Stock underlying awards issued under the 2012 Plan between March 4, 2021 and May 20, 2021. In addition, there were 1,338,283 shares of Common Stock subject to unvested awards granted under the 2012 Plan that were outstanding as of May 20, 2021, that, if forfeited, cancelled or otherwise terminated (other than by exercise), including any shares previously reserved for issuance pursuant to an award to the extent that such shares are not issued and are no longer issuable pursuant to such an award (e.g., in the event that a full-value award that may be settled in cash or by issuance of shares of Common Stock is settled in cash), will become eligible for issuance under the 2021 Plan (the “Outstanding Award Shares” and, together with the Unissued Prior Plan Shares, the “Carryover Shares”).

Boston Properties, Inc. and Boston Properties Limited Partnership have filed this Post-Effective Amendment to add the 2021 Plan to the Prior Registration Statements, without registering any additional securities thereunder, as the Carryover Shares may now be issuable pursuant to the 2021 Plan or, with respect to previously granted awards relating to the Outstanding Award Shares, the 2012 Plan.

Contemporaneously with the filing of this Post-Effective Amendment, Boston Properties, Inc. and Boston Properties Limited Partnership are filing a Registration Statement on Form S-8 to register the remaining 1,714,138 newly authorized shares of Common Stock that may be issued pursuant to the 2021 Plan, which amount excludes the Carryover Shares. No additional shares of Common Stock are being registered by this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference:

•	Boston Properties, Inc.’s and Boston Properties Limited Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021;

•	Boston Properties, Inc.’s and Boston Properties Limited Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 7, 2021;

•	Boston Properties, Inc.’s and Boston Properties Limited Partnership’s Current Reports on Form 8-K, filed on March 16, 2021 and May 20, 2021;

•

the description of Boston Properties, Inc. common stock contained in its Registration Statement on Form 8-A, filed on June 12, 1997, as updated by Exhibit 4.2 to Boston Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 2, 2020, including any amendments and reports filed for the purpose of updating such descriptions; and

•

the description of units of limited partnership interest of Boston Properties Limited Partnership contained in Boston Properties Limited Partnership’s Registration Statement on Form 10, filed on March 6, 2003, including any amendments and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Boston Properties, Inc. and Boston Properties Limited Partnership with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

The certificate of incorporation of Boston Properties, Inc. contains a provision permitted by the Delaware General Corporation Law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision also provides that if the Delaware General Corporation Law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Boston Properties, Inc. shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. This provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, including an injunction or rescission, for breach of fiduciary duty.

The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against these persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation’s best interests and, in the case of a criminal proceeding, provided each person had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of a corporation unless the directors successfully defend the action or indemnification is ordered by the court.

The by-laws of Boston Properties, Inc. provide that its directors and officers will be, and, in the discretion of the board of directors of Boston Properties, Inc., non-officer employees may be, indemnified to the fullest extent authorized by the Delaware General Corporation Law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of our company. The by-laws of Boston Properties, Inc. also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders, or otherwise.

Boston Properties, Inc. and Boston Properties Limited Partnership have entered into indemnification agreements with each of the directors and some of the officers of Boston Properties, Inc. The indemnification agreements require, among other things, that Boston Properties, Inc. and Boston Properties Limited Partnership indemnify the directors and officers of Boston Properties, Inc. to the fullest extent permitted by law and, advance to the directors and officers of Boston Properties, Inc. all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, Boston Properties, Inc. and Boston Properties Limited Partnership must also indemnify and advance all expenses incurred by the directors and officers of Boston Properties, Inc. seeking to enforce their rights under the indemnification agreements and may cover the directors and officers of Boston Properties, Inc. under their directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to the directors and officers of Boston Properties, Inc. that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides.

The limited partnership agreement of Boston Properties Limited Partnership also generally provides that Boston Properties, Inc., as general partner of Boston Properties Limited Partnership, will incur no liability to Boston Properties Limited Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if Boston Properties, Inc. acted in good faith. In addition, Boston Properties, Inc. is not responsible for any misconduct or negligence on the part of its agents, provided Boston Properties, Inc. appointed such agents in good faith. Boston Properties, Inc. may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any act taken or omitted to be taken in reliance upon the opinion of such persons, as to matters that Boston Properties, Inc. reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The limited partnership agreement of Boston Properties Limited Partnership also provides for indemnification, to the fullest extent permitted by the Delaware law, of Boston Properties, Inc., the directors and officers of Boston Properties, Inc., and such other persons as Boston Properties, Inc. may from time to time designate against any liabilities, expenses and other amounts arising from any claim or proceeding that relates to the operations of Boston Properties Limited Partnership or Boston Properties, Inc. as set forth in the limited partnership agreement of Boston Properties Limited Partnership in which such indemnified person is involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the preceding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Under the limited partnership agreement, Boston Properties Limited Partnership generally must also advance all reasonable expenses incurred by an indemnified person who is a party to proceeding in advance of the final disposition of the proceeding.

These provisions could reduce the legal remedies available to Boston Properties, Inc. and its stockholders and Boston Properties Limited Partnership against these individuals. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling Boston Properties, Inc. or Boston Properties Limited Partnership pursuant to the foregoing provisions, Boston Properties, Inc. and Boston Properties Limited Partnership have been informed that in the opinion of the staff of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Boston Properties, Inc. (incorporated by reference to Exhibit 3.1 to Boston Properties, Inc.’s Form 10-Q filed on August 14, 1997).

4.2	Amended and Restated Certificate of Designations of Series E Junior Participating Cumulative Preferred Stock of Boston Properties, Inc. (incorporated by reference to Exhibit 3.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on June 18, 2007).

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Boston Properties, Inc. (incorporated by reference to Exhibit 3.1 to Boston Properties, Inc’s Current Report on Form 8-K filed on May 20, 2010).

4.4	Certificate of Designations of 92,000 shares of 5.25% Series B Cumulative Redeemable Preferred Stock of Boston Properties, Inc. (incorporated by reference to Exhibit 3.3 to Boston Properties, Inc.’s Registration Statement on Form 8-A filed on March 22, 2013).

4.5	Third Amended and Restated By-laws of Boston Properties, Inc. (incorporated by reference to Exhibit 3.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on May 19, 2016.)

4.6	Amendment No. 1 to the Third Amended and Restated By-laws of Boston Properties, Inc. (incorporated by reference to Exhibit 3.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on March 24, 2020.)

4.7	Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of June 29, 1998. (Incorporated herein by reference to Exhibit 99.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on July 15, 1998.)

4.8	Certificate of Designations for the Series Four Preferred Units, dated as of August 29, 2012, constituting an amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 8, 2012.)

4.9	Certificate of Designations for the 5.25% Series B Cumulative Redeemable Preferred Units, dated as of March 20, 2013, constituting an amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on March 22, 2013.)

4.10	Forty-Seventh Amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of April 11, 2003, by Boston Properties, Inc., as general partner. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on August 14, 2003.)

4.11	Seventy-Seventh Amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of January 24, 2008, by Boston Properties, Inc., as general partner. (Incorporated by reference to Exhibit 10.3 to Boston Properties, Inc.’s Current Report on Form 8-K filed on January 29, 2008.)

4.12	Ninety-Eighth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of October 21, 2010. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 5, 2010.)

4.13	One Hundred Forty-Ninth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of December 15, 2017. (Incorporated by reference to Exhibit 10.7 to Boston Properties, Inc.’s and Boston Properties Limited Partnership’s Annual Report on Form 10-K filed on February 28, 2018.)

5.1	Legal opinion from Goodwin Procter LLP with respect to the legality of the shares of Common Stock issued under the 2012 Plan. (Incorporated by reference to Exhibit 5.1 to the Form S-8 filed by Boston Properties, Inc. and Boston Properties Limited Partnership on May 17, 2012 (File No. 333-181483).)

*5.2	Legal opinion from Goodwin Procter LLP with respect to the legality of the Carryover Shares issuable under the 2021 Plan.

*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting firm for Boston Properties, Inc.

*23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting firm for Boston Properties Limited Partnership.

*23.3	Consent of Goodwin Procter LLP (contained in the opinions filed as Exhibit 5.1 and 5.2 to this Registration Statement).

*23.4	Power of attorney (included on the signature page to this Registration Statement).

99.1	Boston Properties, Inc. 2021 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s and Boston Properties Limited Partnership’s Current Report on Form 8-K filed on May 20, 2021.)

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 20th day of May, 2021.

BOSTON PROPERTIES, INC.

By:	/s/ Michael E. LaBelle
Michael E. LaBelle
Executive Vice President, Chief Financial Officer and Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Owen D. Thomas, Douglas T. Linde and Michael E. LaBelle as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person listed below has signed this Registration Statement as an officer or director of Boston Properties, Inc.

Signature	Title	Date

/s/ Owen D. Thomas Owen D. Thomas	Director, Chief Executive Officer and Principal Executive Officer	May 20, 2021

/s/ Douglas T. Linde Douglas T. Linde	Director and President	May 20, 2021

/s/ Kelly A. Ayotte Kelly A. Ayotte	Director	May 20, 2021

/s/ Bruce W. Duncan Bruce W. Duncan	Director	May 20, 2021

/s/ Karen E. Dykstra Karen E. Dykstra	Director	May 20, 2021

/s/ Carol B. Einiger Carol B. Einiger	Director	May 20, 2021

/s/ Diane J. Hoskins Diane J. Hoskins	Director	May 20, 2021

/s/ Joel I. Klein Joel I. Klein	Chairman of the Board	May 20, 2021

/s/ Matthew J. Lustig Matthew J. Lustig	Director	May 20, 2021

/s/ David A. Twardock David A. Twardock	Director	May 20, 2021

/s/ William H. Walton, III William H. Walton, III	Director	May 20, 2021

/s/ Michael E. LaBelle Michael E. LaBelle	Executive Vice President, Chief Financial Officer and Principal Financial Officer	May 20, 2021

/s/ Michael R. Walsh Michael R. Walsh	Senior Vice President, Chief Accounting Officer and Principal Accounting Officer	May 20, 2021

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 20th day of May, 2021.

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:	/s/ Michael E. LaBelle
Michael E. LaBelle
Executive Vice President, Chief Financial Officer and Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Owen D. Thomas, Douglas T. Linde and Michael E. LaBelle as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person listed below has signed this Registration Statement as an officer or director of Boston Properties, Inc. in its capacity as the sole general partner of Boston Properties Limited Partnership.

Signature	Title	Date

/s/ Owen D. Thomas Owen D. Thomas	Director, Chief Executive Officer and Principal Executive Officer	May 20, 2021

/s/ Douglas T. Linde Douglas T. Linde	Director and President	May 20, 2021

/s/ Kelly A. Ayotte Kelly A. Ayotte	Director	May 20, 2021

/s/ Bruce W. Duncan Bruce W. Duncan	Director	May 20, 2021

/s/ Karen E. Dykstra Karen E. Dykstra	Director	May 20, 2021

/s/ Carol B. Einiger Carol B. Einiger	Director	May 20, 2021

/s/ Diane J. Hoskins Diane J. Hoskins	Director	May 20, 2021

/s/ Joel I. Klein Joel I. Klein	Chairman of the Board	May 20, 2021

/s/ Matthew J. Lustig Matthew J. Lustig	Director	May 20, 2021

/s/ David A. Twardock David A. Twardock	Director	May 20, 2021

/s/ William H. Walton, III William H. Walton, III	Director	May 20, 2021

/s/ Michael E. LaBelle Michael E. LaBelle	Executive Vice President, Chief Financial Officer and Principal Financial Officer	May 20, 2021

/s/ Michael R. Walsh Michael R. Walsh	Senior Vice President, Chief Accounting Officer and Principal Accounting Officer	May 20, 2021